Exhibit 99.1

Artiva Biotherapeutics Reports Second Quarter 2026 Financial Results and Recent Business Highlights

Clinical, safety and translational data presented at EULAR 2026 reinforced AlloNK®’s potential to drive deep B-cell depletion and meaningful clinical activity, with a tolerability profile supportive of outpatient administration

U.S. Food and Drug Administration (FDA) granted Regenerative Medicine Advanced Therapy (RMAT) designation to AlloNK plus rituximab for refractory rheumatoid arthritis (RA)

Initiating Phase 3 registrational randomized controlled trial evaluating AlloNK plus rituximab versus rituximab alone in approximately 150 refractory RA patients in the second half of 2026

Strong balance sheet with cash, cash equivalents and investments of $349.4 million as of June 30, 2026, expected to fund operations into 2029

SAN DIEGO, August 6, 2026 -- Artiva Biotherapeutics, Inc. (Nasdaq: ARTV) (Artiva), a clinical-stage biotechnology company whose mission is to develop effective, safe and accessible cell therapies for patients with debilitating autoimmune diseases, today announced financial results for the second quarter ended June 30, 2026, and highlighted recent progress.

“The second quarter was transformative for Artiva. The clinical and translational data presented at EULAR reinforced AlloNK’s potential to drive deep B-cell depletion and meaningful clinical responses, with a tolerability profile supportive of outpatient administration. RMAT designation for refractory rheumatoid arthritis, together with FDA alignment on our Phase 3 design, further supports our advancement of AlloNK into registrational development,” said Fred Aslan, M.D., chief executive officer of Artiva Biotherapeutics. “Having raised approximately $300 million in an underwritten offering, we are well capitalized to initiate and execute our planned Phase 3 trial in refractory RA and continue advancing AlloNK across B-cell-driven autoimmune diseases.”

Recent Business Highlights

Presented clinical, safety and translational data for AlloNK at EULAR 2026

•
Refractory RA - response: In the company-sponsored Phase 2a basket trial, five of seven patients (71%) with six months of follow-up achieved an ACR50 response as of the April 3, 2026 data cutoff date. These data support the hypothesis being tested in the randomized Phase 3 trial: that AlloNK plus rituximab can achieve an ACR50 response rate greater than 50% in patients with refractory RA who have had an inadequate response to two or more distinct classes of biologic or targeted synthetic disease-modifying anti-rheumatic drugs (b/tsDMARDs), versus an expected response rate of approximately 20% with rituximab alone based on published literature and real-world evidence.
•
Refractory RA - durability: As of the April 3, 2026 data cutoff, no patient had lost response, required high-dose steroids or started a new b/tsDMARD following treatment with AlloNK plus rituximab. The AlloNK regimen can be re-dosed if needed, with the potential to drive long term clinical benefit and freedom from b/tsDMARD therapy.
•
Sjögren disease (SjD) and systemic sclerosis (SSc): Patients with SjD (n=11) demonstrated improvements across clinical, patient-reported and functional measures, including normalization of mean stimulated salivary flow among patients with six months of follow-up (n=7) as of the data cutoff date. Patients with SSc (n=5) demonstrated improvements in mean modified Rodnan skin score (mRSS); among patients with six months of follow-up (n=4), mRSS decreased by 9.5 points on average, and all achieved rCRISS25 as of the data cutoff date.
•
Safety and outpatient feasibility: Among 55 safety-evaluable autoimmune patients treated with AlloNK plus rituximab, no cytokine release syndrome (CRS), immune effector cell-associated neurotoxicity syndrome (ICANS), AlloNK-related serious adverse events or treatment discontinuations due to adverse events were observed as of the April 3, 2026 data cutoff date. The rate of Grade 3 or higher infections was 2%, and no patients were hospitalized for infection during the initial 28-day post-treatment period. Two of 55 patients were hospitalized for treatment-emergent adverse events during the initial 28-day period, neither of which was deemed related to AlloNK.

Received FDA RMAT designation for AlloNK plus rituximab in refractory RA

•
The designation supports Artiva’s planned registrational strategy and provides access to expedited development and review mechanisms, including increased opportunities for FDA interaction.

Published first peer-reviewed manuscript supporting AlloNK’s potential in B-cell-driven autoimmune disease

•
The manuscript, published in Cytotherapy, describes AlloNK’s high-affinity CD16 158V/V phenotype, consistent and scalable GMP manufacturing and ability in preclinical studies to enhance antibody-dependent killing of B cells from patients with systemic lupus erythematosus and RA when combined with anti-CD20 or anti-CD19 monoclonal antibodies. The findings further support AlloNK’s mechanism as an antibody-dependent cellular cytotoxicity (ADCC) enhancer targeting pathogenic B cells.

Completed an approximately $300 million underwritten offering

•
In May 2026, Artiva completed an underwritten offering of common stock and pre-funded warrants, generating gross proceeds of approximately $300 million before underwriting discounts, commissions and offering expenses.

Strengthened the executive leadership team

•
Artiva appointed veteran biotechnology executive and drug developer Diego Miralles, M.D., as president and head of research and development. Dr. Miralles brings more than 20 years of leadership experience spanning research, clinical development, commercialization and company building.

Upcoming Milestone

Initiate Phase 3 registrational trial in refractory RA

•
In the second half of 2026, Artiva is initiating a Phase 3 randomized controlled trial evaluating AlloNK plus rituximab versus rituximab alone in approximately 150 RA patients who have had an inadequate response to two or more b/tsDMARDs of distinct classes, with ACR50 response at six months as the primary efficacy endpoint.

Second Quarter 2026 Financial Results

•
Cash, Cash Equivalents and Investments. As of June 30, 2026, Artiva had cash, cash equivalents and investments of $349.4 million, which is expected to fund operations into 2029.
•
Research and Development Expenses. Research and development expenses were $21.9 million for the three months ended June 30, 2026, compared to $17.9 million for the three months ended June 30, 2025.
•
General and Administrative Expenses. General and administrative expenses were $5.0 million for the three months ended June 30, 2026, compared to $4.9 million for the three months ended June 30, 2025.
•
Other Income, net. Other income, net, was $1.9 million for the three months ended June 30, 2026, compared to other income, net, of $1.6 million for the three months ended June 30, 2025.
•
Net Loss. Net loss totaled $25.0 million for the three months ended June 30, 2026, as compared to net loss of $21.3 million for the three months ended June 30, 2025, with non-cash stock-based compensation expense of $1.9 million and $1.5 million for the three months ended June 30, 2026 and 2025, respectively.

About Artiva Biotherapeutics

Artiva is a clinical-stage biotechnology company whose mission is to develop effective, safe and accessible cell therapies for patients with debilitating autoimmune diseases. Artiva is initiating a Phase 3 registrational trial of its lead program, AlloNK® (also known as AB-101), in refractory rheumatoid arthritis (RA) in the second half of 2026. Initial clinical data evaluating AlloNK in combination with anti-CD20 antibodies have demonstrated encouraging activity across multiple B-cell-driven autoimmune diseases, together with a tolerability profile supportive of outpatient administration. AlloNK is an allogeneic, off-the-shelf, non-genetically modified, cryopreserved natural killer (NK) cell therapy candidate designed to enhance the antibody-dependent cellular cytotoxicity of anti-CD20 antibodies and drive deep B-cell depletion. Artiva is developing AlloNK to drive deep B-cell depletion through a scalable, outpatient-administered treatment regimen compatible with community rheumatology settings. In addition to refractory RA, AlloNK is being evaluated in Sjögren disease, systemic sclerosis and myositis.

Artiva is headquartered in San Diego, California. For more information, please visit www.artivabio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding: expectations of Artiva regarding the potential benefits, accessibility, effectiveness and safety of AlloNK®, including based on interim pooled data across clinical trials; Artiva's registrational strategy, including trial design, the registrational Phase 3 trial for AlloNK® and generate sufficient trial and pooled safety data to support a BLA submission; Artiva's expectations on the timing to initiate and report data for the Phase 3 trial; Artiva's expectations with respect to ACR50 responses in the Phase 3 trial for both AlloNK® and the control arm; Artiva's ability to realize the potential benefits associated with FDA RMAT designation for AlloNK; and Artiva's future results of operations and financial position, including cash runway. These forward-looking statements are based on the beliefs of the management of Artiva as well as assumptions made by and information currently available to Artiva. Such statements reflect the current views of Artiva with respect to future events and are subject to known and unknown risks and uncertainties, including, without limitation, risks inherent in developing product candidates; Artiva's ability to obtain adequate financing to fund its planned clinical trials and other expenses; risks that future clinical trial results may not be consistent with interim, initial, preliminary, or topline results or results from prior preclinical studies or clinical trials; the risk that Artiva's registrational strategy is based in part on recent interactions with the FDA and later feedback from the FDA may be inconsistent with past interactions; the risk that differences exist between trial designs, patient characteristics and other factors for the Artiva-sponsored Phase 2a basket trial and an investigator-initiated basket trial, and caution should be exercised in drawing any conclusions from such data across separate trials as such pooling and comparative data is inherently limited and such data may not be directly comparable; and risks related to the legal and regulatory framework for the industry. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. These and other factors that may cause Artiva's actual results to differ from current expectations are discussed in Artiva's filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in Artiva's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this press release is given. Except as required by law, Artiva undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Artiva Biotherapeutics, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands)

	June 30, 2026	December 31, 2025
Assets
Cash, cash equivalents and investments	$349,394	$108,008
Property and equipment, net	5,671	6,618
Operating and financing lease right-of-use assets	9,416	10,737
Other assets	4,152	5,577
Total assets	$368,633	$130,940
Liabilities and stockholders' equity
Accounts payable and accrued expenses	$11,282	$9,955
Operating and financing lease liabilities	9,849	10,942
Other liabilities	—	73
Total liabilities	21,131	20,970
Stockholders' equity	347,502	109,970
Total liabilities and stockholders' equity	$368,633	$130,940

Artiva Biotherapeutics, Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	21,925	17,861	41,237	34,914
General and administrative	4,965	4,949	10,083	10,068
Total operating expenses	26,890	22,810	51,320	44,982
Loss from operations	(26,890)	(22,810)	(51,320)	(44,982)
Other income, net:
Interest income	1,886	1,561	2,798	3,425
Other (expense) income, net	(1)	(5)	1	(8)
Total other income, net	1,885	1,556	2,799	3,417
Net loss	$(25,005)	$(21,254)	$(48,521)	$(41,565)
Net loss per share, basic and diluted	$(0.63)	$(0.87)	$(1.51)	$(1.71)
Weighted-average common shares outstanding, basic and diluted	39,413,236	24,378,823	32,086,532	24,360,502
Comprehensive loss:
Net loss	$(25,005)	$(21,254)	$(48,521)	$(41,565)
Other comprehensive (loss) income, net	(3)	2	(124)	131
Comprehensive loss	$(25,008)	$(21,252)	$(48,645)	$(41,434)

Contacts

Investors & Media: Noopur Batsha Liffick, MPH, NBL LifeSci Advisory LLC, ir@artivabio.com

Source: Artiva Biotherapeutics, Inc.